Exhibit 4.1

PNM RESOURCES, INC.

EXECUTIVE SAVINGS PLAN II

120408

PNM RESOURCES, INC.

EXECUTIVE SAVINGS PLAN II

PREAMBLE

Effective as of December 15, 2004, PNM Resources, Inc. (the “Company”) established the PNM Resources, Inc. Executive Savings Plan II (the “Plan”).  The purpose of the Plan is to permit certain key employees of the Company and its Affiliates who participate in the PNM Resources, Inc. Retirement Savings Plan (the “RSP”) to defer compensation and receive credits under this Plan without reference to the limitations on contributions in the RSP or those imposed by the Internal Revenue Code of 1986, as amended (the “Code”).

The purpose of this amendment and restatement is to satisfy the requirements of Section 409A of the Code.  Section 409A of the Code became applicable to the Plan as of January 1, 2005.  The Plan has been and shall continue to be administered in good faith compliance with the requirements of Section 409A from January 1, 2005 through December 31, 2008.

Except as noted below, this amended and restated Plan document is effective as of January 1, 2009 (the “Effective Date”).  The provisions of Section 6.2(g) (Form of Distribution – Changes to Distribution Elections Prior to December 31, 2008) and Article VII (Transfers from ESP I) are effective as of the date of execution of this amended and restated Plan document.

ARTICLE I
DEFINITIONS

1.1     General.  When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not begin a sentence, the word or phrase shall generally be a term defined in this Article I.  The following words and phrases used in the Plan with the initial letter capitalized shall have the meanings set forth in this Article I, unless a clearly different meaning is required by the context in which the word or phrase is used or the word or phrase is defined for a limited purpose elsewhere in this Plan document:

(a) “Adopting Affiliate” means any Affiliate of the Company that has been authorized by the Board of Directors to adopt the Plan and which has adopted the Plan in accordance with Section 2.5 (Adoption by Affiliates).  All Affiliates that adopted the Plan prior to this amendment and restatement shall continue as Adopting Affiliates.

(b) “Affiliate” means (1) a corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as is the Company, and (2) any other trade or business (whether or not incorporated) controlling, controlled by, or under common control with the Company (within the meaning of Section 414(c) of the Code).

(c) “After-Tax Retirement Plan” means the PNM Resources, Inc. After-Tax Retirement Plan, as it may be amended from time to time.

(d) “Benefits Department” means the organizational unit of PNMR Services Company with responsibility for administering benefit programs sponsored by PNM Resources and its Affiliates.

(e) “Benefits Governance Committee” means the Benefits Governance Committee or its successor appointed by the Company.

(f) “Board” or “Board of Directors” means the Board of Directors of the Company, or any authorized committee of the Board.

(g) “Change in Control” shall have the meaning ascribed to that term in the Retention Plan in which the Participant participates (i.e., the Officer Retention Plan or the Employee Retention Plan).

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(i) “Combination Effective Date” shall mean the date of execution of this amended and restated Plan document.

(j) “Company” means PNM Resources, Inc., and, to the extent provided in Section 10.6 (Successors) below, any successor corporation or other entity resulting from a merger or consolidation into or with the Company or a transfer or sale of substantially all of the assets of the Company.

(k) “Company Stock” means common stock, no par value, issued by the Company.

(l) “Company Stock Fund” means the hypothetical Investment Fund described in Section 5.3 (Special Company Stock Fund Provisions).

(m) “Compensation” for purposes of determining the Matching and Standard Credits, means the Participant’s base salary and other elements of compensation that are considered under the RSP (as it may be amended from time to time) for purposes of calculating the Participant’s RSP Employer and Matching Contributions, respectively.  For purposes of determining the amount of a Participant’s permissible Supplemental Deferrals, “Compensation” means the Participant’s base salary and other elements of compensation that are considered under the RSP (as it may be amended from time to time) for purposes of calculating the Participant’s RSP Before Tax Contributions.

(n) “Corporate Investment Committee” means the Corporate Investment Committee or its successor appointed by the Company.

(o) “Disability” or “Disabled” means that a Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under the Company’s long term disability plan.  Any determination of Disability pursuant to the Plan is not an admission by the

Company or the Adopting Affiliate that employs the Participant that a Participant is disabled under federal or state law.

(p) “Discretionary Credit Account” means the account maintained under the Plan to record the amounts credited to a Participant in accordance with Section 3.5 (Discretionary Credits).

(q) “Discretionary Credits” means the Discretionary Credits allocated to a Participant’s Discretionary Credit Account in accordance with Section 3.5 (Discretionary Credits).

(r) “Distribution Election Form” means the election form by which a Participant elects the manner in which his Accounts shall be distributed pursuant to Section 6.2 (Form of Distribution).

(s) “Effective Date” means January 1, 2009.  The provisions of Section 6.2(g) (Form of Distribution – Changes to Distribution Elections Prior to December 31, 2008) and Article VII (Transfers from ESP I), however, are effective as of the date of execution of this amended and restated Plan document.

(t) “Eligible Officer” means a Participant who (1) occupies the position of Senior Vice President or higher of the Company, (2) has completed at least three Months of Service, and (3) has been selected by the Plan Administrator with the advance consent of the Human Resources and Compensation Committee to receive a Supplemental Credit.

(u) “Employee Retention Plan” means the PNM Resources, Inc. Employee Retention Plan, as it may be amended or replaced from time to time.

(v) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

(w) “ESP I” means the PNM Resources, Inc. Executive Savings Plan.

(x) “Human Resources and Compensation Committee” means the Human Resources and Compensation Committee of the Board or its successor.

(y) “Investment Fund” means the hypothetical investment fund or funds established by the Plan Administrator pursuant to Article V (Adjustment of Accounts).

(z) “Matching Credit Account” means the account maintained under the Plan to record the amounts credited to a Participant in accordance with Section 3.3(a) (Matching and Standard Credits – Matching Credit).

(aa) “Matching Credits” means the Matching Credits allocated to a Participant’s Matching Credit Account in accordance with Section 3.3(a) (Matching and Standard Credits – Matching Credit).

(bb) “Month of Service” means a calendar month during which a Participant performs services for the Company or an Adopting Affiliate on one or more days.  If the Participant’s employment with the Company or an Adopting Affiliate includes a break in employment, then only the Months of Service in the last period of employment will be considered Months of Service.

(cc) “Normal Retirement Date” means the date on which a Participant attains the age of 62 years.

(dd) “Officer Retention Plan” means the PNM Resources, Inc. Officer Retention Plan, as it may be amended or replaced from time to time.

(ee) “Participant” means an employee of the Company or any Adopting Affiliate who has been designated or selected for participation in the Plan pursuant to Section 2.2 (Selection of Participants) and who has not received all amounts to which he is entitled pursuant to the Plan.  The Plan document occasionally distinguishes between Participants and “Active Participants.”  When this distinction is made, the term “Active Participant” refers to a Participant who is currently employed by the Company or an Adopting Affiliate and who has elected to participate in this Plan for a particular Plan Year.

(ff) “Plan” means the PNM Resources, Inc. Executive Savings Plan II, as set forth herein.

(gg) “Plan Administrator” means the Company.  Any action to be taken by the Plan Administrator may be taken by the Company’s senior human resources officer.  In addition, the Company’s senior human resources officer may delegate such authority to the Benefits Department.

(hh) “Plan Year” means the calendar year.

(ii) “Recordkeeper” means the entity selected by the Company to keep Plan records and to adjust Accounts pursuant to Section 5.1 (Adjustment of Accounts) of the Plan.

(jj) “RSP” means the PNM Resources, Inc. Retirement Savings Plan, as it may be amended from time to time.

(kk) “RSP Before Tax Contribution” means “Before Tax Contributions,” as such term is defined in the RSP.

(ll) “RSP Employer Contribution” means “Discretionary Contributions,” as such term is defined in the RSP.

(mm) “RSP Matching Contribution” means “Matching Contributions,” as such term is defined in the RSP.

(nn) “Separation from Service” means either (1) the termination of a Participant’s employment with the Company and all Affiliates due to death, retirement or other reasons, or (2) a permanent reduction in the level of bona fide services the Participant provides to the Company and all Affiliates to an amount that is 20% or less of the average level of bona fide services the Participant provided to the Company and all Affiliates in the immediately preceding 36 months, with the level of bona fide service calculated in accordance with Treas. Reg. § 1.409A-1(h)(1)(ii).

A Participant’s employment relationship is treated as continuing while the Participant is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six months, or if longer, so long as the Participant’s right to reemployment with the Company or an Affiliate is provided either by statute or contract).  If the Participant’s period of leave exceeds six months and the Participant’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six-month period.  Whether a termination of employment has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Section 409A of the Code.

(oo) “Specified Employee” means certain officers and highly compensated employees of the Company as defined in Treas. Reg. § 1.409A-1(i).  The identification date for determining whether any employee is a Specified Employee during any Plan Year shall be the September 1 preceding the commencement of such Plan Year.

(pp) “Standard Credit Account” means the account maintained under the Plan to record the amounts credited to a Participant in accordance with Section 3.3(b) (Matching and Standard Credits – Standard Credit).

(qq) “Standard Credits” means the Standard Credits allocated to a Participant’s Standard Credit Account in accordance with Section 3.3(b) (Matching and Standard Credits – Standard Credit).

(rr) “Supplemental Credit Account” means the account maintained under the Plan to record the amounts credited to an Eligible Officer in accordance with Section 3.4 (Supplemental Credits).

(ss) “Supplemental Credits” means the Supplemental Credits allocated to an Eligible Officer’s Supplemental Credit Account in accordance with Section 3.4 (Supplemental Credits).

(tt) “Supplemental Deferral Account” means the account maintained under the Plan to record amounts deferred under Section 3.2 (Supplemental Deferrals) of the Plan.

(uu) “Supplemental Deferral Agreement” means the written deferral agreement described in Section 3.1 (Supplemental Deferral Agreement) that is entered into by a Participant pursuant to this Plan.

(vv) “Supplemental Deferrals” means the deferrals made by a Participant in accordance with Section 3.2 (Supplemental Deferrals).

(ww) “Valuation Date” means each business day of the Plan Year.

1.2     Construction.  The masculine gender, when appearing in the Plan, shall include the feminine gender (and vice versa), and the singular shall include the plural, unless the contract clearly states to the contrary.  Headings and subheadings are for the purpose of reference only and are not to be considered in the construction of this Plan.  If any provision of this Plan is determined to be for any reason invalid or unenforceable, the remaining provisions shall continue in full force and effect.  All of the provisions of this Plan shall be construed and enforced according to the laws of the State of New Mexico and shall be administered according to the laws of such state, except as otherwise required by ERISA, the Code, or other Federal law.

ARTICLE II
ELIGIBILITY; ADOPTION BY AFFILIATES

2.1     The Eligible Class.  The purpose of the Plan is to provide deferred compensation to a select group of management or highly compensated employees.  This group of eligible employees is sometimes referred to as the “top hat group.”

2.2     Selection of Participants.  Any employee who is classified as an “officer” of the Company or an Adopting Affiliate shall be eligible to participate in the Plan for a particular Plan Year.  For this purpose, an “officer” is someone who occupies the position of Vice President or higher.  The Plan Administrator, in the exercise of its discretion, and with the concurrence of the Human Resources and Compensation Committee and/or the Board of Directors, also may designate any other employee of the Company or any Adopting Affiliate as eligible to participate in the Plan for a particular Plan Year if the Plan Administrator concludes that the employee is a member of the top hat group and should be allowed to participate in the Plan.  As noted in Section 2.1 (The Eligible Class), this Plan is intended to provide benefits only to members of the top hat group.  The Company has determined that all current officers are properly includible in the top hat group.

2.3     Election to Participate.  In order to make Supplemental Deferrals and receive credits for a particular Plan Year, an otherwise eligible employee (as determined in accordance with Section 2.2 (Selection of Participants) must affirmatively elect to participate in the Plan for that Plan Year in accordance with such procedures as may be prescribed by the Plan Administrator.  The election must be made at the same time as elections are made in accordance with Section 3.2(b) (Supplemental Deferrals – Timing of Elections).  An eligible employee may not elect to participate in this Plan for a particular Plan Year if the eligible employee has elected to participate in the After-Tax Retirement Plan for that Plan Year.

2.4     Discontinuance of Participation.  As a general rule, once an individual is a Participant, he will continue as a Participant (but not necessarily an Active Participant) for all future Plan Years until his retirement or other Separation from Service.  In addition, prior to retirement or other Separation from Service, the Plan Administrator shall discontinue an individual’s participation in the Plan effective as of the first day of the Plan Year following the Plan Year during which the Plan Administrator concludes, in the exercise of its discretion, that the individual is no longer properly included in the top hat group.  If an individual’s participation is discontinued, the individual will no longer be eligible to make deferrals or receive credits under this Plan.  In addition, the individual will no longer be considered to be a Participant in this Plan.  Rather, such individual’s rights to receive payments in the future will be deemed to be payable pursuant to a separate agreement the terms of which are identical to, but separate from, the terms of this Plan.  The individual will not be entitled to receive a distribution pursuant to the terms of the separate agreement until the occurrence of another event (e.g., Separation from Service) that entitles the Participant to receive a distribution.  The Participant’s Accounts under this separate agreement will continue to be adjusted to reflect hypothetical investment earnings or losses in accordance with Section 5.1 (Adjustment of Accounts) until the Accounts are distributed.

2.5     Adoption by Affiliates.  An employee of an Affiliate may not become a Participant in the Plan unless the Affiliate has previously adopted the Plan.  An Affiliate of the Company may adopt this Plan only with the approval of the Board.  By adopting this Plan, the Affiliate shall be deemed to have agreed to assume the obligations and liabilities imposed upon it by this Plan, agreed to comply with all of the other terms and provisions of this Plan, delegated to the Plan Administrator, the Benefits Department, the Benefits Governance Committee, and the Human Resources and Compensation Committee the power and responsibility to administer this Plan with respect to the Affiliate’s employees, and delegated to the Company the full power to amend or terminate this Plan with respect to the Affiliate’s employees.

ARTICLE III
DEFERRALS AND CREDITS

3.1     Supplemental Deferral Agreement.  In order to make Supplemental Deferrals for a particular Plan Year, a Participant must affirmatively elect to participate in this Plan for the applicable Plan Year in accordance with Section 2.3 (Election to Participate) and must execute a Supplemental Deferral Agreement in the form prescribed by the Benefits Department from time to time.  In the Supplemental Deferral Agreement, the Participant shall agree to reduce his Compensation in exchange for a Supplemental Deferral in the same amount.  The Supplemental Deferral Agreement shall be delivered to the Benefits Department by the time specified in Section 3.2(b) (Supplemental Deferrals – Timing of Elections).

3.2     Supplemental Deferrals.

(a) Amount.  Any Participant who has elected to participate in this Plan for a particular Plan Year may elect to defer, pursuant to a Supplemental Deferral Agreement, the receipt of all or any portion (designated in whole percentages) of the Compensation otherwise payable to him or her by the Company or an Adopting Affiliate for the Plan Year.  The amount deferred pursuant to this paragraph (a) shall be allocated to the Supplemental Deferral Account maintained for the Participant.

(b) Timing of Elections.  As a general rule, the Supplemental Deferral Agreement shall be signed by the Participant and delivered to the Benefits Department prior to the beginning of the Plan Year in which the Compensation to be deferred is otherwise payable to the Participant.  The Supplemental Deferral Agreement will be effective only for a single Plan Year.  A new Supplemental Deferral Agreement will be required if the Participant chooses to participate in this Plan for any later Plan Year.  For the Plan Year in which a Participant first becomes eligible to participate in the Plan, the Participant may elect to participate in this Plan and to make Supplemental Deferrals of Compensation with respect to services to be performed subsequent to the date of the election by signing and delivering a Supplemental Deferral Agreement within 30 days after the date the Participant becomes eligible to participate in the Plan.  An election made by a Participant shall be irrevocable with respect to the Plan Year covered by the election.

3.3     Matching and Standard Credits.  If a Participant has elected to participate in this Plan for a particular Plan Year, the Recordkeeper shall allocate Matching and Standard Credits to the Participant’s Matching Credit Account and Standard Credit Account.  The Matching or Standard Credits are in lieu of any Matching or Standard Contribution pursuant to the After-Tax Retirement Plan, since the employee must decline to participate in the After-Tax Retirement Plan in order to participate in this Plan for any Plan Year.

(a) Matching Credit.  The Matching Credit shall be in an amount equal to 75% of the first six percent of Compensation deferred by the Participant to the Plan pursuant to a Supplemental Deferral Agreement.  A Participant shall be eligible to receive a Matching Credit under this Plan only if such Participant has met the service requirements necessary to receive RSP Matching Contributions for that Plan Year.

(b) Standard Credit.  The Standard Credit shall be an amount equal to (i) the RSP Employer Contribution that would have been made on the Participant’s behalf to the RSP for the Plan Year if the contributions were not limited by the Code (including, particularly, the limitations imposed by Sections 401(a)(17) and 415 of the Code), reduced by (ii) the RSP Employer Contribution actually made to the RSP on behalf of the Participant for the Plan Year.  A Participant shall be eligible to receive a Standard Credit under this Plan only if such Participant has met the service requirements necessary to receive RSP Employer Contributions for that Plan Year.

3.4     Supplemental Credits.

(a) General Rule.  If an Eligible Officer elects to participate in this Plan for a particular Plan Year, the Plan Administrator shall instruct the Recordkeeper to allocate Supplemental Credits to the Eligible Officer’s Supplemental Credits Account as of December 1 of that Plan Year.  The Supplemental Credit shall be an amount calculated by the Plan Administrator to be necessary to provide the Eligible Officer with retirement income equal to a specified percentage (the “Replacement Income Percentage”) of the Eligible Officer’s anticipated pre-retirement income.  The relevant Replacement Income Percentage will be determined by the Plan Administrator, with the advance advice and consent of the Human Resources and Compensation Committee, and will be set forth in a letter or other written instrument provided by the Plan Administrator to the Eligible Officer.  The Replacement Income Percentage may be modified from time to time in the same manner.  In determining the Replacement Income Percentage for a particular Eligible Officer, the Plan Administrator, and the Human Resources and Compensation Committee, will act in their discretion and will not be bound by the Replacement Income Percentage determined for any other current or former Eligible Officer.  The Supplemental Credit is in lieu of any supplemental contributions pursuant to the After-Tax Retirement Plan for the same Plan Year, since the Eligible Officer must decline to participate in the After-Tax Retirement Plan in order to participate in this Plan for any Plan Year.

(b) Determination of Supplemental Credit.  The Plan Administrator’s calculation of the Supplemental Credit shall be made on the basis of advice received by an actuarial or other consultant retained by the Plan Administrator and with the advice and consent of the Human Resources and Compensation Committee.  In determining the amount of the Supplemental Credits necessary to achieve the desired Replacement Income Percentage, anticipated retirement income from the following sources shall be considered:  (1) amounts attributable to Company credits to this Plan (including earnings on such amounts); (2) amounts attributable to Company contributions to the RSP (including earnings on such amounts); (3) benefits provided pursuant to the PNM Resources, Inc. Employees’ Retirement Plan; (4) benefits provided pursuant to the After-Tax Retirement Plan and any supplemental employee retirement plans or agreements (“SERPs”) entered into by the Eligible Officer and the Company or an Affiliate; (5) benefits provided pursuant to the Social Security Act; and (6) amounts provided pursuant to other employers’ benefit plans.  When determining the amount of the Supplemental Credits, the Plan Administrator shall use actuarial assumptions (interest and mortality), compensation assumptions, rate of return assumptions and such other assumptions as it deems appropriate.  The Plan Administrator will review these assumptions periodically and may change these assumptions as it deems appropriate.  The assumptions used will have a significant impact on the amount of the Supplemental Credits.  Because these assumptions (and the Replacement Income Percentage) may be altered at any time as described above, no Eligible Officer will have a contractual or other right to any particular level or amount of Supplemental Credit for any Plan Year until such Supplemental Credit is actually declared and allocated to the Eligible Officer’s Supplemental Credit Account.

(c) Termination During the Plan Year.  An Eligible Officer must be employed on December 1 of the relevant Plan Year in order to receive the Supplemental Credit called for by Section 3.4 (Supplemental Credits) for that Plan Year.  Notwithstanding the foregoing, if an Eligible Officer incurs a Separation from Service before December 1 of any Plan Year due to (1) Separation from Service after reaching Normal Retirement Date; (2) Disability; or (3) death of the Eligible Officer, the Eligible Officer shall receive a pro-rata Supplemental Credit (considering the time elapsed between December 1 of the prior Plan Year and the date of the Eligible Officer’s Separation from Service as compared to 365 days) within thirty (30) days of the Eligible Officer’s Separation from Service.  For example, if an Eligible Officer terminates employment on June 1, 2009 due to retirement, the Eligible Officer will receive 50% of the Supplemental Credits for the 2009 Plan Year and that amount will be credited to the Eligible Officer’s Supplemental Credit Account by July 1, 2009.

3.5     Discretionary Credits.  In its sole and absolute discretion, the Human Resources and Compensation Committee may instruct the Recordkeeper to allocate Discretionary Credits to a Participant’s Discretionary Credit Account at any time during a Plan Year in any amount that the Human Resources and Compensation Committee deems appropriate and on such terms and conditions (including deferred vesting provisions) as the Human Resources and Compensation Committee deems appropriate.  No Discretionary Credits may be allocated to a Participant’s Discretionary Credit Account during a Plan Year unless the Participant has elected to participate in the Plan for that Plan Year.

3.6     Special Change In Control Provisions.  If a Change in Control occurs during a Plan Year for which a Participant has elected to participate in this Plan and the Participant is entitled to receive retention benefits under the Officer Retention Plan or the Employee Retention Plan, such Participant also shall be entitled to receive the following additional credits under this Plan:

(a) Matching and Standard Credits.  The additional Matching and Standard Credits shall be in an amount equal to the Matching and Standard Credits allocated to the Participant in the prior Plan Year times the applicable multiplier set forth in the Retention Plan in which the Participant participates.  For example, if a Change in Control occurs on July 1, 2009 and a Participant is eligible to receive benefits under the Officer Retention Plan during 2009 as a “Class I Officer,” such Participant shall receive Matching Credits and Standard Credits equal to three times the Matching Credits and three times the Standard Credits that were allocated to the Participant’s Accounts for 2008.  These additional Matching Credits and Standard Credits will be allocated to the Participant’s Accounts on the day on which benefits are paid to the Participant pursuant to the Officer Retention Plan or Employee Retention Plan, as applicable.  If a Participant was not eligible to participate in the Plan or the After-Tax Retirement Plan in the prior Plan Year, such Participant’s Matching and Standard Credits due pursuant to this Section 3.6(a) shall be in the amounts set forth in paragraphs (1) and (2) below.

(1) Matching Credits.  A Participant who was not eligible to participate in this Plan or the After-Tax Retirement Plan in the prior Plan Year shall receive a Matching Credit equal to the product of (i) such Participant’s annualized Compensation for the current Plan Year, multiplied by (ii) the Participant’s Supplemental Deferral percentage for the current Plan Year (not to exceed 6%), multiplied by (iii) 75% and then multiplied by (iv) the applicable multiplier set forth in the Retention Plan in which the Participant participates.  These additional Matching Credits will be allocated to the Participant’s Accounts on the day on which benefits are paid to the Participant pursuant to the Officer Retention Plan or Employee Retention Plan, as applicable.

(2) Standard Credits.  A Participant who was not eligible to participate in this Plan or the After-Tax Retirement Plan in the prior Plan Year also shall receive a Standard Credit equal to the product of (i) the RSP Employer Contribution that would have been made on the Participant’s behalf to the RSP for the current Plan Year, based on the Participant’s annualized Compensation, if the contribution were not limited by the Code (including, particularly, the limitations imposed by Sections 401(a)(17) and 415 of the Code), reduced by (ii) the RSP Employer Contribution actually made to the RSP on behalf of the Participant, annualized, and then multiplied by (iii) the applicable multiplier set forth in the Retention Plan in which the Participant participates.  These additional Standard Credits will be allocated to the Participant’s Accounts on the day on which benefits are paid to the Participant pursuant to the Officer Retention Plan or Employee Retention Plan, as applicable.

(b) Supplemental Credits.  The additional Supplemental Credits shall be in an amount equal to the Supplemental Credits allocated to the Eligible Officer in the prior Plan Year times the applicable multiplier set forth in the Officer Retention Plan.  For example, if a Change in Control occurs on July 1, 2009 and the Eligible Officer is eligible for benefits under the Officer Retention Plan during 2009 as a “Class I Officer,” such Eligible Officer shall receive a Supplemental Credit that is equal to three times the Supplemental Credits that were allocated to the Participant’s account as of December 1, 2008.  If an Eligible Officer was not eligible for

Supplemental Credits in the prior Plan Year, such Eligible Officer’s Supplemental Credits shall equal the amount of the Supplemental Credits determined by the Plan Administrator pursuant to Section 3.4 (Supplemental Credits) for the Plan Year in which the Change in Control occurs times the applicable multiplier set forth in the Retention Plan in which the Eligible Officer participates.  These additional Supplemental Credits will be allocated to the Eligible Officer’s Accounts on the day on which benefits are paid to the Eligible Officer pursuant to the Officer Retention Plan.

(c) Coordination with the After-Tax Retirement Plan.  If the Eligible Officer was participating in the After-Tax Retirement Plan, rather than this Plan, during the prior Plan Year referred to in Section 3.6(a) or 3.6(b) above, the Matching, Standard and Supplemental Credits due pursuant to Section 3.6(a) or 3.6(b) shall be determined with reference to the applicable contribution under the After-Tax Retirement Plan rather than the credit pursuant to this Plan.  The additional credit due pursuant to this Section is in lieu of any similar contributions pursuant to the After-Tax Retirement Plan, since the eligible employee must decline to participate in the After-Tax Retirement Plan in order to participate in this Plan for any Plan Year.  In determining whether an eligible employee is entitled to receive credits pursuant to this Section rather than contributions pursuant to the After-Tax Retirement Plan, the determining factor is whether the eligible employee is a Participant in this Plan rather than the After-Tax Retirement Plan for the Plan Year in which the Change of Control occurs.  As a result, if the Change in Control occurs during a Plan Year in which the eligible employee is a Participant in this Plan, the credits called for by this Section will be made to the Participant’s Account in this Plan even if the Participant has elected to participate in the After-Tax Retirement Plan for the Plan Year in which the Separation from Service occurs.

3.7     Benefits Not Contingent.  Deferrals and credits for any Participant under this Plan are not increased or decreased to the extent a Participant makes or does not make deferrals under the RSP.

3.8     Allocation Among Affiliates.  Each Adopting Affiliate shall bear the costs and expenses of providing benefits accrued by its employee-Participants during periods while they are employed by that Adopting Affiliate.  Such costs and expenses shall be allocated among the Adopting Affiliates in accordance with (a) agreements entered into between the Company and any Adopting Affiliate, or (b) in the absence of such an agreement, procedures adopted by the Company.

ARTICLE IV
VESTING

4.1     Vesting in the Supplemental Deferral Account, the Matching Credit Account and the Standard Credit Account.  Each Participant shall at all times be fully vested in all amounts credited to or allocable to his Supplemental Deferral Account, Matching Credit Account, Standard Credit Account and (except as noted below) Discretionary Credit Account and his rights and interest therein shall not be forfeitable for any reason.  Consistent with Section 3.5 (Discretionary Credits), the Human Resources and Compensation Committee, in the exercise of its discretion, may impose vesting conditions on all or part of the amounts credited to the Discretionary Credit Account.

4.2     Vesting in the Supplemental Credit Account.  The Supplemental Credits for any Plan Year shall vest on a two-year cliff vesting schedule.  For example, if a Supplemental Credit is allocated to a Participant’s Supplemental Credit Account on December 1, 2008, that amount will fully vest on December 1, 2010 and if a Supplemental Credit is allocated to a Participant’s Supplemental Credit Account on December 1, 2009, that amount will fully vest on December 1, 2011, and so on.

Notwithstanding the foregoing, each Eligible Officer shall be fully vested in all amounts credited to his Supplemental Credit Account on and after the first to occur of the following events:

(a) The Eligible Officer attaining age 55 with two Years of Service;

(b) The Eligible Officer’s Normal Retirement Date;

(c) The Eligible Officer’s Disability;

(d) The date of death of the Eligible Officer; or

(e) The termination (other than for “Cause”) or “Constructive Termination” of the Eligible Officer’s employment by the Company following a Change in Control.  For this purpose, the terms “Constructive Termination” and “Cause” shall have the meanings ascribed to them under the Officer Retention Plan.

If an Eligible Officer Separates from Service before becoming vested in his Supplemental Credits, the Eligible Officer’s Supplemental Credits under this Plan will be forfeited.

4.3     Acceleration of Vesting.  In its sole and absolute discretion, the Human Resources and Compensation Committee may accelerate the vesting of any Participant’s Supplemental Credit Account.

ARTICLE V
ADJUSTMENT OF ACCOUNTS

5.1     Adjustment of Accounts.  Except as otherwise provided elsewhere in the Plan, as of each Valuation Date, each Participant’s Accounts will be adjusted to reflect deferrals and credits under Article III (Deferrals and Credits) and the positive or negative rate of return on the Investment Funds selected by the Participant pursuant to Section 5.2(b) (Investment Direction – Participant Directions).  The rate of return will be determined by the Recordkeeper pursuant to Section 5.2(f) (Investment Direction – Rate of Return) and will be credited or charged in accordance with written policies applied to all Participants.  While the Accounts will be adjusted as of each Valuation Date, the Recordkeeper shall only post the adjustments as of the last business day of each month.

5.2     Investment Direction.

(a) Investment Funds.  Each Participant may direct the hypothetical investment of amounts credited to his Accounts in one or more of the Investment Funds.  The Investment Funds shall include a Company Stock Fund and such other investment funds as may be available under the RSP.  The Investment Funds may be changed from time to time by the Company’s Corporate Investment Committee, in its discretion.

(b) Participant Directions.  Each Participant may direct that all of the amounts attributable to his Accounts be invested in a single Investment Fund or may direct that fractional (percentage) increments of his Accounts be invested in such fund or funds as he shall desire in accordance with such procedures as may be established by the Company’s Corporate Investment Committee.  Unless the Corporate Investment Committee prescribes otherwise, such procedures shall mirror the procedures established under the RSP for participant investment direction except that any limitations or caps imposed on investment in a company stock fund under the RSP shall not apply to investment in the Company Stock Fund under the Plan.  A Participant’s ability to direct investments into or out of the Company Stock Fund shall be subject to such procedures as the Company’s General Counsel (or his delegate) may prescribe from time to time to assure compliance with Rule 16b-3 promulgated under Section 16(b) of the Securities Exchange Act of 1934, as amended, and other applicable requirements.  Such procedures also may limit or restrict a Participant’s ability to make (or modify previously made) elections.

(c) Changes and Intra-Fund Transfers.  Participant investment directions may be changed, and amounts may be transferred from one hypothetical Investment Fund to another, in accordance with the procedures established by the Company’s Corporate Investment Committee (or, in the case of the Company Stock Fund, the Company’s General Counsel) pursuant to Section 5.2(b) (Investment Direction – Participant Directions).  The designation will continue until changed by the timely submission of a new designation.

(d) Default Selection.  In the absence of any designation, a Participant will be deemed to have directed the investment of his Accounts in such Investment Funds as the Company’s Corporate Investment Committee, in its sole and absolute discretion, shall determine.

(e) Impact of Election.  The Participant’s selection of Investment Funds shall serve only as a measurement of the value of the Participant’s Accounts pursuant to Section 5.1 (Adjustment of Accounts) and this Section 5.2 and neither the Company nor the Plan Administrator are required to actually invest a Participant’s Accounts in accordance with the Participant’s selections.

(f) Rate of Return.  Accounts shall be adjusted on each Valuation Date to reflect investment gains and losses as if the Accounts were invested in the hypothetical Investment Funds selected by the Participants in accordance with this Section 5.2 and charged with any and all reasonable expenses related to the administration of the Plan including, but not limited to, the reasonable expenses of carrying out the hypothetical investment directions related to each account.  The earnings and losses determined by the Recordkeeper in good faith and in its discretion pursuant to this Section shall be binding and conclusive on the Participant, the Participant’s beneficiary and all parties claiming through them.

(g) Charges.  The Plan Administrator may direct the Recordkeeper to charge each Participant’s accounts for the reasonable expenses of carrying out investment instructions directly related to such accounts.

5.3     Special Company Stock Fund Provisions.

(a) General.  A Participant’s interest in the Company Stock Fund shall be expressed in whole and fractional hypothetical units of the Company Stock Fund.  As a general matter, the Company Stock Fund shall track an investment in Company Stock in the same manner as the RSP’s company stock fund.  Accordingly, the value of a unit in the Plan’s Company Stock Fund shall be the same as the value of a unit in the RSP’s company stock fund.

(b) Dividends and Stock Splits.  If a cash dividend is declared on Company Stock, the hypothetical equivalent cash dividends attributable to the notional shares held in the Company Stock Fund shall be “reinvested” into the Company Stock Fund.  If a stock dividend or share split is declared with respect to Company Stock, a hypothetical equivalent stock dividend or stock split attributable to the notional shares held in the Company Stock Fund, or any hypothetical securities issued with respect to the Company Stock Fund, shall be allocated to the Company Stock Fund.  All such hypothetical dividends (cash or stock) or stock splits shall be reflected appropriately in the Participant’s Accounts.

5.4     Compliance with Securities Laws.  Any election by a Participant to hypothetically invest any amount in the Company Stock Fund, and any elections to transfer amounts from or to the Company Stock Fund to or from any other Investment Fund, shall be subject to all applicable securities law requirements, including but not limited to Rule 16b-3 of the Securities Exchange Act of 1934, as amended, promulgated by the Securities Exchange Commission.  To the extent that any election violates any securities law, rule or regulation, the election shall be void.

ARTICLE VI
DISTRIBUTIONS

6.1     Distribution Events.  A Participant shall be entitled to a distribution of his Accounts on the earliest of the following to occur:

(a) Separation from Service.  Following a Participant’s Separation from Service for any reason other than death, the Participant’s vested interest in the Plan will be distributed to the Participant at the time and in the manner provided in Sections 6.4(a) (Timing of Distributions – Separation from Service, Disability and Death) and 6.2(a) (Form of Distribution – Distributions on Separation from Service and Disability).

(b) Disability.  A Participant shall be entitled to full distribution of his vested interest in the Plan, at the time and in the manner provided in Sections 6.4(a) (Timing of Distributions – Separation from Service, Disability and Death) and 6.2(a) (Form of Distribution – Distributions on Separation from Service and Disability), if the Participant becomes Disabled.

(c) Death.  If a Participant dies prior to receiving his entire interest in the Plan, the Participant’s Accounts will be distributed to the Participant’s beneficiary at the time and in the manner provided in Sections 6.4(a) (Timing of Distributions – Separation from Service, Disability and Death) and 6.2(b) (Form of Distribution – Distributions on Death).

(d) Specified Date.  A Participant shall be entitled to distribution of all or a portion of his vested interest in the Plan, at the time and in the manner provided in Sections 6.4(b) (Timing of Distributions – Specified Date) and 6.2(c) (Form of Distribution – Distributions on Specified Date).

6.2     Form of Distribution.

(a) Distributions on Separation from Service and Disability.  Subject to Section 6.2(e) (Form of Distribution – Distribution of Small Amounts), upon a Participant’s Separation from Service or Disability as described in Section 6.1(a) (Distribution Events – Separation from Service) and 6.1(b) (Distribution Events – Disability), the Participant’s Accounts shall be distributed to the Participant in a single lump sum payment, installments over a specified period of time, or in the form of an annuity.  Installments and annuity distributions shall be subject to such uniform rules and procedures as may be adopted by the Plan Administrator from time to time, which rules and procedures shall be reflected in the Distribution Election Form or other forms prescribed by the Benefits Department.  At all times, the right to each installment payment made pursuant to this Section 6.2(a) shall be treated as the right to a series of separate payments within the meaning of Treas. Reg. § 1.409A-2(b)(2)(iii).  All annuity forms offered under the Plan shall be actuarially equivalent to a single life annuity.  If the Participant elects to receive an annuity distribution, the Participant shall be permitted to select among the available annuities at any time up to thirty (30) days before the first payment is due.  A Participant also may change any previous annuity election at any time up to thirty (30) days before the first payment is due.

The method of payment and the timing of payment shall be selected by the Participant in the initial Distribution Election Form (which may be contained in and be a part of a Supplemental Deferral Agreement) submitted by the Participant to the Benefits Department on entry into the Plan.  A Participant may change his distribution election with respect to future years by filing a new Distribution Election Form with the Benefits Department prior to the first day of the first year to which the election relates.  A Participant may change elections with respect to the current or a prior year in accordance with Section 6.2(f) (Form of Distribution – Changes in Time and Form of Distribution).  If a revised Distribution Election Form is not honored because it was not timely filed, distributions shall be made pursuant to the most recent valid Distribution Election Form filed by the Participant.  If no valid Distribution Election Form exists, the Participant’s Accounts will be distributed in a single lump sum.

(b) Distributions on Death.  In the event of a Participant’s death prior to Separation from Service, the Participant’s Accounts shall be distributed to the Participant’s beneficiary in a single lump sum payment.  Similarly, if a Participant dies while receiving installment payments under this Plan or after Separation from Service but prior to the commencement of the Participant’s benefit payments, the balance of the Participant’s Accounts shall be paid to the Participant’s beneficiary in the form of a lump sum payment.  If a Participant dies after annuity payments have commenced, whether any payments are due to the beneficiary, and the form in which those payments will be made, will be determined based on the form of annuity selected by the Participant.

(c) Distributions on Specified Date.  If a Participant elects to receive all or a portion of his Accounts on a specified date as described in Section 6.1(d) (Distribution Events – Specified Date), the Participant’s Accounts shall be distributed to the Participant in a single lump sum payment or in substantially equal installments over a period not exceeding five years.    Installment distributions shall be subject to such uniform rules and procedures as may be adopted by the Plan Administrator from time to time, which rules and procedures shall be reflected in the Distribution Election Form or other forms prescribed by the Benefits Department.  At all times, the right to each installment payment made pursuant to this Section 6.2(c) shall be treated as the right to a series of separate payments within the meaning of Treas. Reg. § 1.409A-2(b)(2)(iii).  If a Participant has commenced receiving all or a portion of his Accounts in installment payments pursuant to this Section 6.2(c) at the time of the Participant’s Separation from Service or Disability, the Participant will continue receiving such amounts in installment payments following the date of the Participant’s Separation from Service or Disability.  The portion, if any, of the Participant’s Accounts which is not being distributed in installment payments pursuant to an election made pursuant to Section 6.1(d) (Distribution Events – Specified Date) shall be distributed in accordance with the remaining provisions of Section 6.1 (Distribution Events).

The method of payment and the timing of payment shall be selected by the Participant in the initial Distribution Election Form (which may be contained in and be a part of a Supplemental Deferral Agreement) submitted by the Participant to the Benefits Department on entry into the Plan.  A Participant may change his distribution election with respect to future years by filing a new Distribution Election Form with the Benefits Department prior to the first day of the first year to which the election relates.  A Participant may change elections with respect to the current or a prior year in accordance with Section 6.2(f) (Form of Distribution – Changes in Time and Form of Distribution).  If a revised Distribution Election Form is not honored because it was not timely filed, distributions shall be made pursuant to the most recent valid Distribution Election Form filed by the Participant.  If no valid Distribution Election Form exists, the Participant’s Accounts will be distributed in a single lump sum.

(d) Distributions of Company Stock Fund.  The portion of a Participant’s Accounts that is allocated to the Company Stock Fund shall be distributed in the form of distribution (e.g., lump sum, installments or annuity) elected by the Participant pursuant to Section 6.2(a) and/or Section 6.2(c) above in cash or in whole shares of Company Stock (with fractional shares paid for in cash) as elected by the Participant.  Only amounts actually invested in the Company Stock Fund for the one-year period prior to the distribution, however, may be distributable in Company Stock.  Notwithstanding the foregoing, if a Participant elects to receive a distribution of his Accounts in the form of an annuity as described in Section 6.2(a), the portion of his Accounts that is allocated to the Company Stock Fund shall be paid in cash rather than Company Stock, despite any elections to the contrary.  The portion of his Accounts that is allocated to the Participant’s Company Stock Fund shall be liquidated and used to purchase the annuity.  The election to receive cash or Company Stock shall be made at the time and in the manner provided in the form prescribed by the Benefits Department from time to time for that purpose.  Any election made by a Participant pursuant to this Section with respect to a distribution from the Company Stock Fund shall be subject to all applicable securities law requirements, including, but not limited to, Rule 16b-3.  Any election that may not be implemented due to the lack of any available exemption shall be void.  The Benefits Department may then make the distribution in any fashion that will not result in a violation of any applicable securities law requirements.  The Benefits Department also may delay the distribution if necessary.  An exemption to the securities law requirements that is only available with the prior approval of the Board, the shareholders, or some other individual or individuals shall not be considered to be available unless such approval is actually granted in a timely manner.

(e) Distribution of Small Amounts.  Notwithstanding any provision in this Plan to the contrary, in the event that the amount credited to the Participant’s Accounts as of the date his or her payments commence is less than the applicable dollar amount under Section 402(g)(1)(B) of the Code ($16,500 for 2009), the Benefits Governance Committee may elect to pay the amount credited to the Participant’s Accounts in a lump sum payment.  The Benefits Governance Committee must inform the Participant in writing on or before the date of a distribution pursuant to this Section that the Committee has elected to distribute the Participant’s Accounts pursuant to this Section.  Any payment to a Participant pursuant to this Section must represent the complete liquidation of the Participant’s interest in the Plan.

(f) Changes in Time and Form of Distribution.  A new Distribution Election Form that changes the time or form of payment for amounts attributable to future years may be filed with the Benefits Department prior to the first day of the first year to which the election relates.  A new Distribution Election Form that delays the time of a payment previously elected by a Participant or the form of payment previously selected by a Participant will be honored only if the following requirements are met:

(1) The new form will not take effect until at least 12 months after the date on which the new form is filed with the Benefits Department; and

(2) The election may not be made less than 12 months prior to the date of the first scheduled payment; and

(3) In the case of an election related to a payment not related to the Participant’s Disability or death, the first payment with respect to which the election is made must be deferred for a period of not less than five years from the date such payment would otherwise be made.

The provisions of this paragraph are intended to comply with Section 409A(a)(4)(C) of the Code and shall be interpreted in a manner consistent with the requirements of such section and any regulations, rulings or other guidance issued pursuant thereto.  As provided in Section 6.8 (Ban on Acceleration of Benefits), distributions may not be accelerated.

(g) Changes to Distribution Elections Prior to December 31, 2008.  Notwithstanding any provision herein to the contrary, a Participant may file a new Distribution Election Form on or before December 31, 2008 in which the Participant elects to change the time of a payment elected by a Participant or the form of payment elected by the Participant, provided that such change in election may apply only to amounts payable in 2009 or later and provided further that such change in election does not cause an amount to be paid in 2008 that would not otherwise be payable in 2008.  Any change in election made pursuant to this Section 6.2(g) will not be subject to the restrictions set forth in Section 6.2(f) (Form of Distribution – Changes in Time and Form of Distribution).

6.3     Amount of Distribution.  The amount distributed to a Participant shall equal the sum of the vested amounts credited to the Participant’s Accounts as of the quarterly Valuation Date preceding the date of the distribution.  For purposes of this Plan, a “quarterly Valuation Date” is a Valuation Date that coincides with the last business day of a calendar quarter.  If distributions are to be made in installments, the Participant’s Accounts will continue to be adjusted in accordance with Article V (Adjustment of Accounts) until the full Account balance has been distributed.  Amounts invested in the Company Stock Fund that are distributed in cash shall be valued at the fair market value of the Company Stock on the relevant Valuation Date.  Similarly, amounts that are distributed in the form of Company Stock shall be valued at the fair market value of the Company Stock on the relevant Valuation Date.

6.4     Timing of Distributions.  Distributions will be made on the earliest of the following to occur:

(a) Separation from Service, Disability and Death.  As a general rule, funds will be distributed within ninety (90) days following (a) the Participant’s Separation from Service for any reason (including death) or Disability, or (b) in the case of a Participant who is a Specified Employee, the date which is six months after the Participant’s Separation from Service.  The Participant may not elect the taxable year of the distribution.  The six-month delay for a Specified Employee does not apply if the Specified Employee dies or becomes Disabled.  Notwithstanding the foregoing, a Participant may elect to defer the distribution of funds in accordance with Section 6.2 (Form of Distribution).

(b) Specified Date.  A Participant shall be entitled to a distribution of all or a portion of his vested interest in the Plan on the specified date chosen in the Supplemental Deferral Agreement filed with the Plan Administrator in accordance with Section 3.1 (Supplemental Deferral Agreement) or in an election form filed with the Plan Administrator pursuant to Section 6.2(f) (Form of Distribution – Changes in Time and Form of Distribution) or Section 6.2(g) (Form of Distribution – Changes to Distribution Elections Prior to December 31, 2008), as the case may be.  The specified date distribution chosen by a Participant pursuant to Section 6.2(g) (Form of Distribution – Changes to Distribution Elections Prior to December 31, 2008) must be on or after January 1, 2009.  For amounts credited to a Participant’s Accounts on or after January 1, 2009, the specified date distribution chosen by a Participant may not be prior to the date that all amounts credited for the relevant Plan Year, including Supplemental Credits, if any, are fully vested.

Payment to a Participant who has chosen to receive a distribution on a specified date pursuant to Section 6.1(d) (Distribution Events – Specified Date) shall be made within ten (10) business days following the specified date chosen by the Participant.  Any amounts which are credited to the Participant’s Accounts or become vested after the specified date chosen by the Participant will be distributed to the Participant upon the Participant’s Separation from Service as described in Section 6.1(a) (Distribution Events – Separation from Service), Disability as described in Section 6.1(b) (Distribution Events – Disability) or death as described in Section 6.1(c) (Distribution Events – Death).

6.5     Beneficiary Designation.  If a Participant should die before receiving a full distribution of his or her Accounts, distribution shall be made to the beneficiary designated by the Participant.  If a Participant has not designated a beneficiary, or if no designated beneficiary is living on the date of distribution, such amounts shall be distributed to those persons entitled to receive distributions of the Participant’s Accounts under the RSP.  The distributions made under this Plan shall be made in a lump sum.

6.6     Withholding.  All distributions will be subject to all applicable tax and withholding requirements.

6.7     Deductibility.  All amounts distributed from the Plan are intended to be deductible by the Company or the appropriate Adopting Affiliate.  If all or any portion of a distribution will not be deductible under Section 162(m) of the Code, the payment will be delayed until the first year in which it is deductible.

6.8     Ban on Acceleration of Benefits.  Notwithstanding any other provision of this Plan to the contrary, neither the time nor the schedule of any payment under the Plan may be accelerated or subject to a further deferral except as provided in Treas. Reg. § 1.409A-3(j)(4).

6.9     Distributions Treated as Made Upon a Designated Event.  If the Company or any Adopting Affiliate fails to make any distribution, either intentionally or unintentionally, within the time period specified in the Plan, but the payment is made within the same calendar year, such distribution will be treated as made within the time period specified in the Plan pursuant to Treas. Reg. § 1.409A-3(d).  In addition, if a distribution is not made due to a dispute with respect to such distribution, the distribution may be delayed in accordance with Treas. Reg. § 1.409A-3(g).

ARTICLE VII
TRANSFERS FROM ESP I

7.1     Combination with ESP I.  As of the Combination Effective Date, the ESP I shall be combined with the Plan, with the Plan being the surviving plan.  As of the Combination Effective Date, all ESP I liabilities shall be transferred to and assumed by the Plan.  All liabilities transferred from the ESP I shall be credited to the accounts established pursuant to this Plan in accordance with Section 7.2 (Accounting) of this Plan.  As of the Combination Effective Date, any right, claim or other entitlement that an individual had pursuant to the ESP I shall be a right, claim or entitlement under this Plan and shall be paid in accordance with the terms and provisions of this Plan.  As of the Combination Effective Date, no individual shall have any right, claim or other entitlement pursuant to the ESP I.  Notwithstanding the foregoing, any distribution elections made pursuant to the ESP I shall remain in effect unless changed by the Participant pursuant to the terms of the Plan.

7.2     Accounting.  Following the combination of ESP I with and into the Plan, the account balances transferred to this Plan from the ESP I shall be allocated to the appropriate Participants’ accounts in accordance with the following rules:

(a) Participant supplemental deferrals made on behalf of a participant pursuant to ESP I will be allocated to the Participant’s Supplemental Deferral Account under this Plan;

(b) Any matching credits made on behalf of a participant pursuant to ESP I will be allocated to the Participant’s Matching Credit Account under this Plan;

(c) Any standard credits made on behalf of a participant pursuant to ESP I will be allocated to the Participant’s Standard Credit Account under this Plan; and

(d) Any discretionary credits made on behalf of a participant in the ESP I will be allocated to the Participant’s Discretionary Credit Account under this Plan.

ARTICLE VIII
ADMINISTRATION OF THE PLAN

8.1     General Powers and Duties.

(a) General.  The Plan Administrator shall perform the duties and exercise the powers and discretion given to it in this Plan document and its decisions and actions shall be final and conclusive as to all persons affected thereby.  The Company and the Adopting Affiliates shall furnish the Plan Administrator with all data and information that the Plan Administrator may reasonably require in order to perform its functions.  The Plan Administrator may rely without question upon any such data or information.

(b) Disputes.  Any and all disputes that may arise involving Participants or beneficiaries shall be referred to the Plan Administrator and its decision shall be final.  Furthermore, if any question arises as to the meaning, interpretation or application of any provisions of this Plan, the decision of the Plan Administrator shall be final.

(c) Agents.  The Plan Administrator may engage agents, including actuaries, to assist it and may engage legal counsel who may be counsel for the Company.  The Plan Administrator shall not be responsible for any action taken or omitted to be taken on the advice of such counsel, including written opinions or certificates of any agent, counsel or actuary.

(d) Insurance.  At the Plan Administrator’s request, the Company shall purchase liability insurance to cover the Plan Administrator in its activities as the Plan Administrator.

(e) Allocations.  The Plan Administrator is given specific authority to allocate responsibilities to the Benefits Department and to revoke such allocations.  When the Plan Administrator has allocated authority pursuant to this paragraph, the Plan Administrator is not to be liable for the acts or omissions of the party to whom such responsibility has been allocated.

(f) Records.  The Benefits Department shall supervise the establishment and maintenance of records by the Recordkeeper, the Company and each Adopting Affiliate containing all relevant data pertaining to any person affected hereby and his or her rights under this Plan.  In addition, the Plan Administrator may, in its discretion, establish a system for complete or partial electronic administration of the Plan and may replace any written documents described in this Plan with electronic counterparts as it deems appropriate.

(g) Interpretations.  The Plan Administrator, in its sole discretion, shall interpret and construe the provisions of the Plan (and any underlying documents or policies).

(h) Accounts.  The Plan Administrator (or Recordkeeper, as appropriate) shall combine the various Accounts of a Participant if it deems such action appropriate.  Furthermore, the Plan Administrator (or Recordkeeper, as appropriate) shall divide a Participant’s Accounts into sub-accounts if it deems such action appropriate.

The foregoing list of powers and duties is not intended to be exhaustive, and the Plan Administrator shall, in addition, exercise such other powers and perform such other duties as it may deem advisable in the administration of the Plan, unless such powers or duties are assigned to another pursuant to the provisions of the Plan.

8.2     Claims.

(a) Initial Claim.  A claim for benefits by a Participant, beneficiary or any other person (all of whom are referred to in this Section as a “Claimant”) under this Plan must be submitted to the Benefits Department.  The Benefits Department will notify the Claimant of the disposition of the claim within 90 days after the request is filed with the Benefits Department.  The Benefits Department may have an additional period of up to 90 days to decide the claim if the Benefits Department determines that special circumstances require an extension of time to decide the claim and the Benefits Department advises the Claimant in writing of the need for an extension (including an explanation of the special circumstances requiring the extension) and the date on which it expects to decide the claim.  If, following the review, the claim is denied, in whole or in part, the notice of disposition shall set forth:

(1) the specific reason(s) for denial of the claim;

(2) reference to the specific Plan provisions upon which the determination is based;

(3) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

(4) an explanation of the Plan’s appeal procedures, and an explanation of the time limits applicable to the Plan’s appeal procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA.

(b) Appeal of Adverse Benefit Determination.

(1) Within 60 days after receiving the written notice of the disposition of the claim described in paragraph (a), the Claimant, or the Claimant’s authorized representative, may appeal such denied claim.  The Claimant may submit a written statement of his claim (including any written comments, documents, records and other information relating to the claim) and the reasons for granting the claim to the Benefits Governance Committee.  The Benefits Governance Committee shall have the right to request of and receive from the Claimant such additional information, documents or other evidence as the Benefits Governance Committee may reasonably require.  If the Claimant does not request an appeal of the denied claim within 60 days after receiving written notice of the disposition of the claim as described in paragraph (a), the Claimant shall be deemed to have accepted the disposition of the claim and such written disposition will be final and binding on the Claimant and anyone claiming benefits through the Claimant, unless the Claimant shall have been physically or mentally incapacitated so as to be unable to request review within the 60-day period.  The appeal shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such documents, records or other information were submitted or considered in the initial benefit determination or the initial review.

(2) A decision on appeal to the Benefits Governance Committee shall be rendered in writing by the Benefits Governance Committee ordinarily not later than 60 days after the Claimant requests review.  A written copy of the decision shall be delivered to the Claimant.  If special circumstances require an extension of the ordinary period, the Benefits Governance Committee shall so notify the Claimant of the extension with such notice containing an explanation of the special circumstances requiring the extension and the date by which the Benefits Governance Committee expects to render a decision.  Any such extension shall not extend beyond 60 days after the ordinary period.  The period of time within which a benefit determination on review is required to be made shall begin at the time an appeal is filed in accordance with the provisions of paragraph (b)(1) above, without regard to whether all the information necessary to make a decision on appeal accompanies the filing.

If the appeal to the Benefits Governance Committee is denied, in whole or in part, the decision on appeal referred to in the first sentence of this paragraph (2) shall set forth:

(i) the specific reason(s) for denial of the claim;

(ii) reference to the specific Plan provisions upon which the denial is based;

(iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits; and

(iv) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA.

(c) Right to Examine Plan Documents and to Submit Materials.  In connection with the determination of a claim, or in connection with review of a denied claim or appeal pursuant to this Section 8.2, the Claimant may examine this Plan and any other pertinent documents generally available to Participants relating to the claim and may submit written comments, documents, records and other information relating to the claim for benefits.  The Claimant also will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits with such relevance to be determined in accordance with Section 8.2(d) (Claims – Relevance).

(d) Relevance.  For purpose of this Section 8.2, documents, records, or other information shall be considered “relevant” to a Claimant’s claim for benefits if such documents, records or other information:

(1) were relied upon in making the benefit determination;

(2) were submitted, considered, or generated in the course of making the benefit determination, without regard to whether such documents, records or other information were relied upon in making the benefit determination; or

(3) demonstrate compliance with the administrative processes and safeguards required pursuant to this Section 8.2 regarding the making of the benefit determination.

(e) Decisions Final; Procedures Mandatory.  To the extent permitted by law, a decision on review or appeal shall be binding and conclusive upon all persons whomsoever.  To the extent permitted by law, completion of the claims procedures described in this Section 8.2 shall be a mandatory precondition that must be complied with prior to commencement of a legal or equitable action in connection with the Plan by a person claiming rights under the Plan or by another person claiming rights through such a person.  The Benefits Governance Committee may, in its sole discretion, waive these procedures as a mandatory precondition to such an action.

(f) Time For Filing Legal Or Equitable Action.  Any legal or equitable action filed in connection with the Plan by a person claiming rights under the Plan or by another person claiming rights through such a person must be commenced not later than the earlier of:  (1) the expiration of the shortest applicable statute of limitations provided by law; or (2) two years from the date the written copy of the Benefits Governance Committee’s decision on review is delivered to the Claimant in accordance with Section 8.2(b) (Claims – Appeal of Adverse Benefit Determination).

ARTICLE IX
AMENDMENT

9.1    Amendment.  The Company reserves the right to amend the Plan when, in the sole discretion of the Company, such amendment is advisable.  Any such amendment shall be made pursuant to a resolution of the Board (or its delegate) and shall be effective as of the date of such resolution.  Notwithstanding any provision of this Plan to the contrary, no amendment may be made if it will result in a violation of Section 409A of the Code and any such amendment shall at no time have any legal validity.  Although this Plan has been designed to comply with the requirements of Section 409A of the Code, the Company specifically does not warrant such compliance.

9.2     Effect of Amendment.  Any amendment of this Plan shall apply prospectively only and shall not directly or indirectly reduce the balance of any Plan account as of the effective date of such amendment.

9.3     Termination.  It is the expectation of the Company that this Plan will be continued indefinitely.  However, continuance of the Plan is not assumed as a contractual obligation of the Company and the right is reserved at any time to terminate this Plan.  Except as otherwise determined by the Company in compliance with Section 409A, the termination of the Plan shall not result in an immediate payment to Plan Participants.  Rather, payments shall only be made in accordance with the provisions of Article VI (Distributions).

ARTICLE X
GENERAL PROVISIONS

10.1    Participant’s Rights Unsecured.  The Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any distributions hereunder.  The right of a Participant or his or her designated beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor a designated beneficiary shall have any rights in or against any specific assets of the Company.  All amounts credited to a Participant’s Accounts shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes as it may deem appropriate.  Nothing in this Section shall preclude the Company from establishing a “Rabbi Trust,” but the assets in the Rabbi Trust must be available to pay the claims of the Company’s general creditors in the event of the Company’s insolvency.

10.2    No Guaranty of Benefits.  Nothing contained in the Plan shall constitute a guaranty by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefit hereunder.

10.3    No Enlargement of Employee Rights.  No Participant shall have any right to receive a distribution from the Plan except in accordance with the terms of the Plan.  Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of the Company.

10.4    Spendthrift Provision.  No interest of any person or entity in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor shall any such interest or right to receive a distribution be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims in bankruptcy proceedings.  This Section shall not preclude arrangements for the withholding of taxes from deferrals, credits, or benefit payments, arrangements for the recovery of benefit overpayments, arrangements for the transfer of benefit rights to another plan, or arrangements for direct deposit of benefit payments to an account in a bank, savings and loan association or credit union (provided that such arrangement is not part of an arrangement constituting an assignment or alienation).

10.5    Incapacity of Participant.  If the Benefits Department is served with a court order holding that a Participant is incapable of personally receiving and giving a valid receipt for such distribution, the Benefits Department shall postpone payment until such time as a claim therefore shall have been made by a duly appointed guardian or other legal representative of such person.  The Benefits Department is under no obligation to inquire or investigate as to the competency of any Participant.  Any payment to an appointed guardian or other legal representative under this Section shall be a payment for the account of the incapacitated person and a complete discharge of any liability of the Company and the Plan therefore.

10.6    Successors.  This Plan shall be binding upon the successors and assigns of the Company and upon the heirs, beneficiaries and personal representatives of the individuals who become Participants hereunder.

10.7    Unclaimed Benefit.  Each Participant shall keep the Benefits Department informed of his or her current address and the current address of his or her designated beneficiary.  The Benefits Department shall not be obligated to search for the whereabouts of any person.  If the location of a Participant is not made known to the Benefits Department within three years after the date on which payment of the Participant’s Supplemental Deferral and Supplemental Employer Accounts may first be made, payment may be made as though the Participant had died at the end of the three-year period.  If, within one additional year after such three-year period has elapsed, or, within three years after the actual death of a Participant, the designated beneficiary of the Participant has not been located, then there shall be no further obligation to pay any benefit hereunder to such Participant or designated beneficiary and such benefit shall be irrevocably forfeited.

10.8    Limitations on Liability.  Notwithstanding any of the preceding provisions of the Plan, neither the Plan Administrator, the Benefits Department, the Benefits Governance Committee, the Corporate Investment Committee, or the Human Resources and Compensation Committee, nor any individual acting as the Plan Administrator’s, the Benefits Department’s, the Benefits Governance Committee’s, the Corporate Investment Committee’s, the Human Resources and Compensation Committee’s, or the Company’s employee, agent, or representative shall be liable to any Participant, former Participant or other person for any claim, loss, liability or expense incurred in connection with the Plan.

10.9    Conflicts.  If any person holds a position under this Plan through which he or she is charged with making a decision about his or her own (or any immediate family member’s) Plan participation, including, without limitation, eligibility, account valuation, or investments, then such person shall be recused and the decision shall be made by the Plan Administrator.  If a decision is required regarding the senior human resources officer’s Plan participation, including without limitation, eligibility, account valuation or investments, such decision shall be made by the Company’s Chief Executive Officer.

10.10   No Duplication of Benefits.  Benefits provided under this Plan are in lieu of benefits pursuant to the After-Tax Retirement Plan for each Plan Year.  If a Participant elects to participate in this Plan, the Participant is ineligible to participate in the After-Tax Retirement Plan for that Plan Year.

10.11   Compliance with Section 409A.  This Plan is intended to be administered in compliance with Section 409A of the Code and each provision of the Plan shall be interpreted, to the extent possible, to comply with Section 409A of the Code.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer as of the 17th day of December, 2008.

PNM RESOURCES, INC.

By:     /s/ Alice Cobb
Alice Cobb
Senior Vice President and Chief Administrative Officer

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ARTICLE I
DEFINITIONS

1.1	General	1

1.2	Construction	6

ARTICLE II
ELIGIBILITY; ADOPTION BY AFFILIATES

2.1	The Eligible Class	6

2.2	Selection of Participants	6

2.3	Election to Participate	6

2.4	Discontinuance of Participation	6

2.5	Adoption by Affiliates	7

ARTICLE III
DEFERRALS AND CREDITS

3.1	Supplemental Deferral Agreement	7

3.2	Supplemental Deferrals	7

3.3	Matching and Standard Credits	8

3.4	Supplemental Credits	8

3.5	Discretionary Credits	9

3.6	Special Change In Control Provisions	10

3.7	Benefits Not Contingent	11

3.8	Allocation Among Affiliates	11

ARTICLE IV
VESTING

4.1	Vesting in the Supplemental Deferral Account, the Matching Credit Account and the Standard Credit Account	11

4.2	Vesting in the Supplemental Credit Account	12

4.3	Acceleration of Vesting	12

ARTICLE V
ADJUSTMENT OF ACCOUNTS

5.1	Adjustment of Accounts	12

5.2	Investment Direction	13

5.3	Special Company Stock Fund Provisions	14

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                                                                                                                                                                                                                                                   Page

5.4	Compliance with Securities Laws	14

ARTICLE VI
DISTRIBUTIONS

6.1	Distribution Events	14

6.2	Form of Distribution	15

6.3	Amount of Distribution	18

6.4	Timing of Distributions	18

6.5	Beneficiary Designation	19

6.6	Withholding	19

6.7	Deductibility	19

6.8	Ban on Acceleration of Benefits	19

6.9	Distributions Treated as Made Upon a Designated Event	19

ARTICLE VII
TRANSFERS FROM ESP I

7.1	Combination with ESP I	19

7.2	Accounting	20

ARTICLE VIII
ADMINISTRATION OF THE PLAN

8.1	General Powers and Duties	20

8.2	Claims	21

ARTICLE IX
AMENDMENT

9.1	Amendment	23

9.2	Effect of Amendment	24

9.3	Termination	24

ARTICLE X
GENERAL PROVISIONS

10.1	Participant’s Rights Unsecured	24

10.2	No Guaranty of Benefits	24

10.3	No Enlargement of Employee Rights	24

10.4	Spendthrift Provision	24

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                                                                                                                                                                                                                                                   Page

10.5	Incapacity of Participant	25

10.6	Successors	25

10.7	Unclaimed Benefit	25

10.8	Limitations on Liability	25

10.9	Conflicts	25

10.10	No Duplication of Benefits	25

10.11	Compliance with Section 409A	26

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